Exhibit (a)(5)(c)

TROPICANA ENTERTAINMENT AND ICAHN ENTERPRISES L.P. ANNOUNCE RESULTS OF MODIFIED DUTCH AUCTION TENDER OFFER FOR UP TO 5,580,000 SHARES OF COMMON STOCK OF TROPICANA ENTERTAINMENT

LAS VEGAS and NEW YORK (August 10, 2017) — Tropicana Entertainment Inc. (OTCQB: TPCA) (“Tropicana”) and Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”), through its subsidiary Icahn Enterprises Holdings L.P., announced today the results of their combined cash tender offer for not less than 2,005,000 and not more than 5,580,000 shares of Tropicana’s common stock, par value $0.01 per share (the “shares”), in the aggregate, at a price per share of not less than $38.00 and not greater than $45.00 (the “Offer”), which expired at 5:00 p.m., New York City time, on August 9, 2017.

Based on the count by Wells Fargo Bank N.A., the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), a total of 3,113,112 shares were properly tendered and not properly withdrawn at or below the price of $45.00 per share, including approximately 251,791 shares that were tendered through notices of guaranteed delivery.

Tropicana and IEP will accept for payment all shares properly tendered and not properly withdrawn at a price of $45.00 per share, for a total purchase price of approximately $140.1 million in the aggregate. Of the shares to be accepted for payment, Tropicana severally, and not jointly, will accept for payment a total of 800,000 shares for a total purchase price of $36.0 million, and IEP severally, and not jointly, will accept for payment a total of 2,313,112 shares for a total purchase price of approximately $104.1 million.  The shares to be accepted for payment by Tropicana and IEP represent in the aggregate approximately 13% of Tropicana’s common stock issued and outstanding prior to consummation of the Offer.

The Depositary and Paying Agent will promptly pay for the shares accepted for purchase by Tropicana or IEP. After giving effect to the purchase of the shares to be accepted for payment, Tropicana will have 23,834,512 shares of common stock issued and outstanding.

D.F. King & Co., Inc. acted as information agent for the Offer. Any questions regarding the Offer may be directed to the information agent toll free at (866) 745-0273 or via email at tpca@dfking.com.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY.

About Tropicana

Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Missouri, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 5,650 rooms, 8,000 slot positions and 300 table games. The company is based in Las Vegas, Nevada. Tropicana is a majority-owned subsidiary of Icahn Enterprises, L.P. (NASDAQ:   IEP).  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About IEP

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the Offer and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Tropicana could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Offer; the results of the Offer; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; Tropicana’s business may not perform as expected due to transaction-related uncertainty or other factors; and other risks that are described in Tropicana’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the SEC. Tropicana and IEP assume no obligation and do not intend to update these forward-looking statements.